EXHIBIT 10.1
Execution Copy

EMPLOYMENT AGREEMENT
between
SUPERIOR ENERGY SERVICES, INC.
and
PATRICK J. ZUBER
Dated as of January 1, 2008

EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”), dated and effective as of January 1, 2008, is by and between Superior Energy Services, Inc., a Delaware corporation (the “Company”), and Patrick J. Zuber (the “Executive”).
WITNESSETH:
     WHEREAS, the Company desires to attract and retain well-qualified executive officers and to assure itself of the continuity of its management; and
     WHEREAS, Executive serves as an executive officer of the Company, and the Company desires to continue the employment of Executive, and Executive desires to remain in the employment of the Company, in each case on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises and of the respective representations and warranties hereinafter set forth and of the mutual covenants herein contained, the parties hereto agree as follows:
     1. Employment. The Company shall continue to employ Executive, and Executive shall continue to serve in the employ of the Company, upon the terms and subject to the conditions set forth in this Agreement.
     2. Position and Duties.
          (a) Executive shall continue to be employed as Executive Vice President of International Sales and work in an office located in Dubai, UAE. Executive shall perform such duties, consistent with Executive’s status as an executive officer of the Company elected by the Company’s Board of Directors (the “Board”), as may be reasonably prescribed from time to time by the Board, the Company’s Chief Executive Officer or other officers to whom authority has been delegated by the Board or the Company’s Chief Executive Officer.
          (b) Executive shall at all times comply with and be subject to such policies and procedures as the Company may establish from time to time for its executive officers and employees, including, without limitation, its Code of Business Ethics and Conduct (the “Code of Business Conduct”).
          (c) Executive shall, during the period of Executive’s employment hereunder, devote Executive’s full business time, energy, and best efforts to the business and affairs of the Company. Executive may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Executive’s performance of Executive’s duties hereunder, is contrary to the interest of the Company or any of its subsidiaries, or requires any significant portion of Executive’s business time. The foregoing notwithstanding, the parties recognize and agree that Executive may engage in passive personal investments and other business activities which do not conflict with the business and affairs of the Company or any of its subsidiaries or interfere with Executive’s performance of his duties hereunder.

     3. Term.
          (a) Subject to the terms of this Agreement, Executive’s employment with the Company hereunder shall continue until April 1, 2010; provided, however, that on April 1, 2009 and on each subsequent anniversary thereof, the term of Executive’s employment under this Agreement shall be automatically extended for one additional year unless, either party gives written notice to the other of that party’s election not to so extend the term hereof no less than 60 days prior to any such annual renewal date (such term, as it may be extended, the “Employment Period”). If Executive’s employment ends pursuant to the terms and conditions of this Agreement, then the Employment Period will end at the time Executive’s employment ends.
          (b) Following Executive’s ceasing, for whatever reason, to be an employee of the Company, each party shall have the right to enforce all its rights, and shall be bound by all obligations, that are continuing rights and obligations under the terms of this Agreement.
     4. Compensation and Benefits. Executive shall be entitled to the compensation and other benefits provided in this Section 4 during the Employment Period.
          (a) Salary. The Company shall pay to Executive a minimum annual base salary of Two Hundred Seventy-Five Thousand Dollars ($275,000.00) in United States Dollars (such annual base salary, as it may be increased from time to time as provided herein, the “Base Salary”), which shall be paid in equal semi-monthly installments in accordance with the Company’s regular payroll practices for its executive officers. The Base Salary shall be reviewed annually by the Compensation Committee of the Board of Directors (the “Compensation Committee”). Any increase in Base Salary shall not serve to limit or reduce any other obligation of the Company to Executive hereunder. At no time during the term of this Agreement shall the Base Salary of the Executive be reduced without the prior written consent of the Executive, and withholding such consent by Executive will have no effect on this Agreement and will not be construed as Cause for purposes of this Agreement.
          (b) Incentive Bonus. Executive shall be eligible to earn an annual bonus under the Company’s annual incentive plan. The Compensation Committee shall approve the Company’s performance goals under the annual incentive plan, as well as the target level and maximum bonus opportunity for Executive and the extent to which Executive’s performance goals shall include a personal performance element.
          (c) Long-Term Incentives. Executive shall be eligible for option, restricted stock, performance share unit and other stock-based incentive grants under the Company’s long- term incentive plan. The Compensation Committee shall approve the mix of stock-based incentive grants, vesting and performance goals, as well as the target percentage for Executive.
          (d) Savings, Retirement and Other Incentive Plans. Executive shall be eligible to participate in all savings, retirement and other incentive plans generally available to the Company’s executive officers.
          (e) Welfare Benefit Plans. Executive and/or Executive’s family, as the case may be, shall be eligible to participate in and shall receive all benefits under all medical, long-

term disability and other welfare benefit plans and programs generally available to the Company’s executive officers.
          (f) Automobile. The Company shall either provide an automobile allowance or make available to Executive an automobile for Executive’s use in the discharge of his duties, and such automobile shall be maintained at the expense of the Company, each in accordance with the Company’s policies and practices for its executive officers.
          (g) Expenses. The Company shall promptly reimburse Executive for all reasonable and necessary expenses incurred by Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and practices of the Company as in effect from time to time.
          (h) Vacations. Executive shall be excused from rendering his services during reasonable vacation periods for not more than a total of 25 business days per year and during other reasonable temporary absences in accordance with the Company’s policies and practices for its executive officers. Executive shall also be entitled to all paid holidays and personal days given by the Company to its executive officers generally.
     5. Termination.
          (a) Termination by the Company. The Company shall have the right to terminate Executive’s employment under this Agreement at any time for any of the following reasons:
     (i) Upon the Executive’s death.
     (ii) Upon the Executive’s incapacity due to physical or mental illness and Executive becoming eligible to receive benefits under the Company’s long-term disability plan. The Company shall give Executive at least 60 days prior written notice of termination pursuant to this Section 5(a)(ii).
     (iii) For Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate Executive’s employment hereunder upon:
     (A) the substantial and continued willful failure by Executive to perform his duties hereunder, or a material breach or threatened breach of this Agreement by Executive, in either case which results, in material harm to the business or reputation of the Company, which failure or breach is not corrected (if correctable) by Executive within 30 days after written notice of such failure or breach is delivered to Executive by the Company;
     (B) a violation of the Code of Business Conduct, which violation is not corrected (if correctable) by Executive within 30 days after written notice of such violation is delivered to Executive by the Company; or

     (C) the commission by Executive of any criminal act involving moral turpitude or a felony which results in a conviction.
     (iv) For any other reason whatsoever in the sole discretion of the Board.
          (b) Termination by Executive. Executive may terminate his employment, under this Agreement at any time for any of the following reasons (the events in Sections 5(b)(i)-(iv) only are referred to as “Good Reason”):
     (i) without Executive’s prior written consent, within two years following a Change of Control (as hereinafter defined) there is a material reduction in Executive’s authority, duties or responsibilities with the Company from that set forth in Section 2;
     (ii) within two years following a Change of Control, the Company fails in a material way to fulfill its obligations under Sections 4(a)-(e) or there is a material reduction in annual cash bonus incentive opportunities (whether in one reduction or cumulatively), excluding an elimination or reduction of a benefit under any benefit plan or arrangement in which Executive participates that affects other executive officers in a similar way;
     (iii) the Company does not fulfill its obligations under Section 8(b) in connection with a Change in Control;
     (iv) without Executive’s prior written consent, the Company requires Executive, within two years following a Change of Control to be based at any office representing a material change in location from the Company’s office at which Executive was based prior to the Change of Control, excluding travel reasonably required in the performance of Executive’s duties hereunder (for purposes of this Agreement, 30 miles shall be deemed to be a material change in location, unless a greater distance is required under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or the Treasury regulations thereunder, in which case such greater distance shall be substituted for 30 miles); or
     (v) for any other reason whatsoever in the sole discretion of Executive.
     For purposes of the Good Reason events specified in Sections 5(b)(i)-(iv), Good Reason shall not exist unless and until: (A) Executive provides written notice to the Company of the existence of the Good Reason event within 60 days of Executive having knowledge of its initial existence and (B) the Company is provided 30 days from the receipt of such notice during which it may remedy the Good Reason event (if such Good Reason event is cured by the Company by the end of such 30 day period, Executive shall not have Good Reason to terminate employment).
     For purposes of this Agreement, the term “Change of Control” shall have the meaning set forth in Section 12.10A of the Company’s 2005 Stock Incentive Plan; provided, however, that if at any time after the date hereof the Company’s stockholders approve a new broad-based stock incentive plan, the term “Change of Control” shall have the same meaning given to it in any such stock incentive plan.
          (c) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive, other than termination as a result of Executive’s death, shall be communicated by written notice of termination to the other party hereto in accordance with Section 9, which notice shall indicate the specific termination provision in this Agreement relied upon, the effective date of termination of Executive’s employment and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. If Executive elects to terminate his employment for Good Reason, Executive must first provide notice of the existence of a Good Reason event, and the Company shall have the opportunity to remedy such Good Reason event in accordance with Section 5(b).
     6. Compensation Upon Termination.
          (a) Except as provided in this Section 6, if Executive’s employment hereunder is terminated pursuant to Section 5, all future compensation and benefits to which Executive is otherwise entitled under this Agreement shall cease and terminate as of the date of such termination, and Executive shall be entitled to receive:
     (i) Executive’s Base Salary through the date of termination;
     (ii) any incentive compensation due Executive if, under the terms of the relevant compensation arrangement, such incentive compensation was due and payable to the Executive on or before the date of termination;
     (iii) those benefits that are provided by welfare benefit plans and programs adopted and approved by the Company for Executive that, under the terms of the relevant plans and programs, are earned and vested and payable on or before the date of termination;
     (iv) any rights Executive (or his estate) may have under any stock option, restricted stock, performance share unit or any other stock-based award;
     (v) medical and similar employee welfare benefits, the continuation of which is required by applicable law or as provided in the applicable welfare benefit plan; and
     (vi) all accrued, but unused vacation days.
          (b) If Executive’s employment under this Agreement is terminated by Executive for Good Reason or by the Company within two years of a Change in Control for any reason other than those specified in Section 5(a)(i), (ii) or (iii), then, in addition to any other amounts payable to Executive:
     (i) the Company shall pay to Executive, in one lump-sum payment within 30 days after the date of such termination, an amount equal to two times (2x) the sum of (A) the Base Salary and (B) the greater of (x) the average annual bonus paid to Executive (including any amounts deferred by Executive under any savings, retirement or other incentive plan) for the three fiscal years preceding the year in which Executive’s employment is terminated or (y) the target bonus for Executive in the Company’s annual incentive plan for the current fiscal year;
     (ii) for two years after the date of Executive’s termination of employment, or such longer period as any plan, program or arrangement may provide, the Company shall continue benefits to Executive and/or Executive’s family at least equal to those that would have been provided to them in accordance with the plans, programs and arrangements described in Section 4(e) if Executive’s employment had not been terminated (health insurance shall be provided via the Company’s payment of the monthly cost of coverage elected by the Executive pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), or an equivalent amount for periods of coverage after the applicable COBRA period, at such time as the COBRA premiums would be due under such plan; and such premiums, including any premiums paid on Executive’s behalf beyond the COBRA period, will be imputed to Executive as income, as required by law); provided, however, that if Executive becomes reemployed with another employer and is eligible to receive such benefits under another employer provided plan, the benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; and
     (iii) the Company shall provide Executive at the Company’s sole expense, outplacement services during the one year period following the termination of Executive’s employment at a cost of up to $10,000, the provider of which shall be selected by Executive in Executive’s sole discretion.
          (c) Subject to Section 6(b) in the event of a Change of Control, if Executive’s employment under this Agreement is terminated by the Company pursuant to Section 5(a)(iv), then in addition to any other amounts payable to Executive:
     (i) the Company shall pay to Executive in one lump-sum payment within 30 days after the date of such termination an amount equal to (A) the greater of (x) one or (y) the number of full and partial calendar months remaining in the Employment Period as of the date of termination divided by 12, multiplied by (B) the sum of the Base Salary and the target bonus for Executive in the Company’s annual incentive plan for the current fiscal year; and
     (ii) for the remaining period in the Employment Period as of the date of Executive’s termination of employment, or such longer period as any plan, program or arrangement may provide, the Company shall continue benefits to Executive and/or Executive’s family at least equal to those that would have been provided to them in accordance with the plans, programs and arrangements described in Section 4(e) if Executive’s employment had not been terminated (health insurance shall be provided via the Company’s payment of the monthly cost of coverage elected by the Executive pursuant to COBRA, or an equivalent amount for periods of coverage after the applicable COBRA period, at such time as the COBRA premiums would be due under such plan;

and such premiums, including any premiums paid on Executive’s behalf beyond the COBRA period, will be imputed to Executive as income, as required by law); provided, however, that if Executive becomes reemployed with another employer and is eligible to receive such benefits under another employer provided plan, the benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; and
          (d) If, as a result of any payments or distribution made to Executive under this Agreement or any incentive compensation or other plan or arrangement, Executive is subjected to an excise tax pursuant to the “golden parachute” provisions of Section 4999 of the Code, the Company shall pay to Executive at the same time payment is made pursuant to Section 6(b)(i) such amounts (including any tax imposed on any such payment) as are necessary to place Executive in the same after-tax position as Executive would have been had such golden parachute provisions not been applicable to him in accordance with the terms and conditions set forth in Exhibit A hereto.
     7. Nondisclosure and Non-Competition.
          (a) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
     (i) “Confidential Information” means any information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) relating to the past, current or prospective business or operations of the Company and its subsidiaries, that at the time or times concerned is not generally known to persons engaged in businesses similar to those conducted or contemplated by the Company and its subsidiaries (other than information known by such persons through a violation of an obligation of confidentiality to the Company), whether produced by the Company and its subsidiaries or any of their consultants, agents or independent contractors or by Executive, and whether or not marked confidential, including, without limitation, information relating to the Company’s or its subsidiaries’ products and services, business plans, business acquisitions, processes, product or service research and development methods or techniques, training methods and other operational methods or techniques, quality assurance procedures or standards, operating procedures, files, plans, specifications, proposals, drawings, charts, graphs, support data, trade secrets, supplier lists, supplier information, purchasing methods or practices, distribution and selling activities, consultants’ reports, marketing and engineering or other technical studies, maintenance records, employment or personnel data, marketing data, strategies or techniques, financial reports, budgets, projections, cost analyses, price lists and analyses, employee lists, customer lists, customer source lists, proprietary computer software, and internal notes and memoranda relating to any of the foregoing. Confidential Information, however, shall not include any data or information which has been disclosed or has become generally known to the public by any means except for a breach of this Agreement by Executive.

     (ii) “Company’s Business” means any of the following: (i) manufacturing, selling or renting specialized tools or equipment for use with onshore and offshore oil and gas well drilling, completion, production, workover, fishing and related activities; (ii) providing oil and gas well intervention services, including, without limitation, coiled tubing, electric wireline, mechanical wireline, pumping and stimulation, artificial lift, well control, snubbing, recompletion, engineering, well evaluation and related services; (iii) providing oilfield decommissioning or plugging and abandonment services; (iv) chartering or operating liftboats or other similar oilfield service vessels; (v) providing oilfield waste management and environmental cleaning services; and (vi) acquiring, producing, developing and operating mature offshore oil and gas producing properties in the Gulf of Mexico.
          (b) Nondisclosure of Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information which shall have been obtained by Executive during Executive’s employment by the Company and shall use such Confidential Information solely within the scope of his employment with and for the exclusive benefit of the Company. At the end of the employment term, Executive agrees (i) not to communicate, divulge or make available to any person or entity (other than the Company) any such Confidential Information, except upon the prior written authorization of the Company or as may be required by law or legal process, and (ii) to deliver promptly to the Company any Confidential Information in his possession, including any duplicates thereof and any notes or other records Executive has prepared with respect thereto. In the event that the provisions of any applicable law or the order of any court would require Executive to disclose or otherwise make available any Confidential Information then Executive shall give the Company prompt prior written notice of such required disclosure and an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings.
          (c) Limited Covenant Not to Compete. This Section 7(c) shall be binding upon Executive during the Employment Period and for a period of two years thereafter; provided, however, that this Section 7(c) shall not be binding upon Executive (x) if the Company terminates Executive’s employment hereunder other than pursuant to Section 5(a)(ii) or (iii) or (y) if Executive terminates Executive’s employment hereunder for Good Reason.
     (i) Executive shall not, directly or indirectly, for himself or others, own, manage, operate, control, be employed by, engage or participate in, allow his skill, knowledge, experience or reputation to be used by, or otherwise be connected in any manner with the ownership, management, operation or control of, any company or other business enterprise engaged in any aspect of the Company’s Business in which Executive was involved or had responsibility during the preceding two years, within any parish (or any adjacent offshore areas) of the State of Louisiana, (as set forth in Appendix B), or within the States of Alabama, Florida, Mississippi, Oklahoma or Texas (including any adjacent offshore areas), and any other state or other jurisdiction (or any adjacent offshore areas) (whether within or outside the United States) (the “Territory”), in which the Company or any of its subsidiaries carries on a like line of business on the date of termination of Executive’s employment hereunder and in which Executive has had responsibilities during the preceding two years of his employment with the Company;

provided, however, that nothing contained herein shall prohibit Executive from making passive investments in any publicly held company that do not exceed, in the aggregate, one percent (1%) of the outstanding equity interest of such company;
     (ii) Executive shall not call upon any customer or potential customer of the Company or its subsidiaries within the Territory and with whom Executive had contact or responsibility during the preceding two years of his employment with the Company, for the purpose of soliciting, diverting or enticing away the business of such person or entity, or otherwise disrupting any previously established relationship existing between such person or entity and the Company or its subsidiaries;
     (iii) Executive shall not solicit, induce, influence or attempt to influence any supplier, lessor, licensor, or any other person who has a business relationship with the Company or its subsidiaries, or who on the date of termination of Executive’s employment hereunder is engaged in discussions or negotiations to enter into a business relationship with the Company or its subsidiaries and with whom Executive had contact or responsibility during the preceding two years of his employment with the Company, to discontinue or reduce the extent of such relationship with the Company or its subsidiaries; and
     (iv) Executive shall not make contact with any of the employees of the Company or its subsidiaries with whom he had contact during the course of his employment with the Company for the purpose of soliciting such employee for hire, whether as an employee or independent contractor, or otherwise disrupting such employee’s relationship with the Company or its subsidiaries.
     Executive further agrees that during the Employment Period and for a period of two years thereafter, Executive shall not hire any employee of the Company as an employee or independent contractor and with whom he had contact during the course of his employment with the Company, whether or not such engagement is solicited by Executive.
          (d) Protection of Information.
     (i) The Company shall disclose to Executive, or place Executive in a position to have access to or develop, trade secrets or confidential information of the Company; and/or shall entrust Executive with business opportunities of the Company; and/or shall place Executive in a position to develop business good will on behalf of the Company.
     (ii) Executive agrees not to disclose or utilize, for Executive’s personal benefit or for the direct or indirect benefit of any other person or entity, or for any other reason, whether for consideration or otherwise, during the Employment Period or at any time thereafter, any information, ideas, concepts, improvements, discoveries or inventions, whether patentable or not, which are conceived, made, developed, or acquired by Executive, individually or in conjunction with others, during Executive’s employment by the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) which relate to the business, products, or services of the Company (including, without limitation, all such business ideas, prospects, proposals or other opportunities which are developed by Executive during his employment hereunder, or originated by any third party and brought to the attention of Executive during his employment hereunder, together with information relating thereto (including, without limitation, data, memoranda, opinions or other written, electronic or charted means, or any other trade secrets or other confidential or proprietary information of or concerning the Company)) (collectively, “Business Information”). Moreover, all documents, drawings, notes, files, data, records, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, and all other writings or materials of any type embodying any such Business Information are and shall be the sole and exclusive property of the Company. Upon termination of Executive’s employment by the Company, for any reason, Executive promptly shall deliver all Business Information, and all copies thereof, to the Company. As a result of knowledge of confidential Business Information of third parties, such as customers, suppliers, partners, joint ventures, and the like, of the Company, Executive also agrees to preserve and protect the confidentiality of such third party Business Information to the same extent, and on the same basis, as the Company’s Business Information.
     (iii) Executive agrees that, during his employment, any inventions (whether or not patentable), concepts, ideas, expressions, discoveries, or improvements, including, without limitation, products, processes, methods, publications, works of authorship, software programs, designs, trade secrets, technical specifications, algorithms, technical data, know-how, internal reports and memoranda, marketing plans and any other patent or proprietary rights conceived, devised, developed, or reduced to practice, in whole or in part, by Executive during his employment with the Company (the “Developments”) are the sole and exclusive property of the Company on a worldwide basis as works made for hire or otherwise, and further that any revenue or other consideration obtained from the sale, license or other transfer or conveyance of any such Development, or a product or service incorporating such Development, is solely for the benefit of and becomes the property of the Company. To the extent a Development may not be considered work made by Executive for hire for the Company, Executive agrees to assign, and automatically assigns at the time of creation of the Development, without any requirement of further consideration, any and all right, title and interest he may have in such Development. Executive shall preserve each such Development as confidential and proprietary information of the Company. Executive shall promptly disclose each such Development and shall, upon demand, at the Company’s expense, execute and deliver to the Company such documents, instruments, deeds, acts and things as the Company may request to evidence or maintain the Company’s ownership of the Development, in any and all countries of the world, or to effect enforcement thereof, and to assign all rights, if any, of Executive in and to each of such Developments. In addition, Executive agrees not to publish or seek to publish any information whatsoever concerning any Development without the prior written consent of the Company, which may be withheld in its sole and absolute discretion.
     (iv) Any inventions relating to the business of the Company conceived or reduced to practice after Executive leaves the employ of the Company shall be conclusively deemed to have been conceived and/or reduced to practice during the period of the employment if conceived and/or reduced to practice within six months from termination of employment, and shall be subject to the terms of this Section 7.
          (e) Injunctive Relief. Executive acknowledges that a breach by Executive of each of paragraph (b), (c) and (d) of this Section 7 could cause immediate and irreparable harm to the Company for which an adequate monetary remedy may not exist; hence, Executive agrees that, in the event of a breach or threatened breach by Executive of the provisions of paragraph (b), (c) or (d) of this Section 7 during or after the employment term, the Company may be entitled to injunctive relief restraining Executive from violation of any such paragraph without the necessity of proof of actual damage or the posting of any bond, except as required by non-waivable, applicable law. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy at law or in equity to which the Company may be entitled under applicable law in the event of a breach or threatened breach of this Agreement by Executive including, but not limited to, enforcing any obligations of Executive to Company under any option, restricted stock or other agreement with the Company, recovery of costs and expenses such as reasonable attorney’s fees incurred by reason of any such breach and actual damages sustained by the Company as a result of any such breach.
          (f) Governing Law of this Section 7; Consent to Jurisdiction. Any dispute regarding the reasonableness of the covenants and agreements set forth in this Section 7, or the territorial scope or duration thereof, or the remedies available to the Company upon any breach of such covenants and agreements, shall be governed by and interpreted in accordance with the laws of the state in which the prohibited competing activity or disclosure occurs, and, with respect to each such dispute, the Company and Executive each hereby irrevocably consent to the exclusive jurisdiction of the state and federal courts sitting in the relevant state for resolution of such dispute, and agree to be irrevocably bound by any judgment rendered thereby in connection with such dispute, and further agree that service of process may be made upon him in any legal proceeding relating to this Section 7 by any means allowed under the laws of such state. Each party irrevocably waives any objection he, she or it may have as to the venue of any such suit, action or proceeding brought in such a court or that such a court is an inconvenient forum.
          (g) Executive’s Understanding of this Section. Executive hereby represents to the Company that he has read and understands, and agrees to be bound by, the terms of this Section. Executive acknowledges that the geographic scope and duration of the covenants contained in paragraph (c) are the result of arm’s-length bargaining and are fair and reasonable in light of (i) the importance of the functions performed by Executive and the length of time it would take the Company to find and train a suitable replacement, (ii) the nature and wide geographic scope of the operations of the Company, (iii) Executive’s level of control over and contact with the Company’s business and operations in all jurisdictions where same are conducted and (iv) the fact that the Company’s Business is conducted throughout the geographic area where competition is restricted by this Agreement. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and therefore, to the extent permitted by applicable law, the parties hereto waive any provision of applicable law that would render any provision of this Section 7 invalid or unenforceable.

     8. Successors.
          (a) This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him under this Agreement if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to Executive’s estate.
          (b) The Company shall require the ultimate parent entity of any successor (whether, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. For purposes of this Agreement, the term “Company” shall mean the Company and the ultimate parent entity of any successor to all or substantially all of the Company’s business or assets that assumes and agrees to perform the Company’s obligations under this Agreement by operation of law or otherwise.
     9. Arbitration. Except as otherwise specifically provided in this Agreement, the Company and the Executive agree to submit exclusively to final and binding arbitration any and all disputes or disagreements relating to or concerning the interpretation, performance or subject matter of this Agreement in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) using a single arbitrator. The arbitration shall take place in New Orleans, Louisiana. The Executive and the Company agree that the decision of the arbitrator shall be final and binding on both parties. Arbitration shall be commenced by either party filing a demand for arbitration with the AAA within 60 days after such dispute has arisen and either party notifies the other that they are at an impasse. Each party in such an arbitration proceeding shall be responsible for the costs and expenses incurred by such party in connection therewith (including attorneys’ fees) which shall not be subject to recovery from the other party in the arbitration except that any and all charges that may be made for the cost of the arbitration and the fees of the arbitrators which shall in all circumstances be paid by the Company. Any court having jurisdiction may enter a judgment upon the award rendered by the arbitrator. In the event of litigation to enforce an arbitration award in connection with or concerning the subject matter of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable out-of-pocket costs and disbursements incurred by such party in connection therewith (including reasonable attorneys’ fees). Notwithstanding the provisions of this Section 9, the Employer may, if it so chooses, bring an action in any court of competent jurisdiction for injunctive relief to enforce the Executive’s obligations under Section 7.
     10. Notices. For purposes of this Agreement, all notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepared, addressed as follows:

     If to Executive:
Patrick J. Zuber
830 Union Street, Suite 200
New Orleans, Louisiana 70112
and
c/o Superior Energy Services, Inc.
1105 Peters Road
Harvey, Louisiana 70058
     If to the Company:
Chief Executive Officer
Superior Energy Services, Inc.
1105 Peters Road
Harvey, Louisiana 70058
or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
     11. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and such officer of the Company as may be specifically designated by the Company’s Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.
     12. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     13. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
     14. Rights and Remedies. In the event that Executive institutes proceedings to enforce this Agreement; he shall be entitled to recover all reasonable attorneys’ fees and costs incurred, in addition to any damages or other relief awarded.
     15. Entire Agreement. This Agreement and the Offer Letter dated November 7, 2007 and signed by Executive, set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and replaces and merges any previous agreements or discussions relating to the Executive’s employment.

     16. Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     17. Section 409A. Notwithstanding any provision of the Agreement to the contrary, the following provisions shall apply for purposes of complying with Section 409A of the Code and applicable Treasury regulations (“Section 409A”):
          (a) If Executive is a “specified employee,” as such term is defined in Section 409A and determined as described below in this Section 17, any payments payable as a result of Executive’s termination (other than death or disability) shall not be payable before the earlier of (i) the date that is six months after Employee’s termination, (ii) the date of Executive’s death, or (iii) the date that otherwise complies with the requirements of Section 409A. This Section 17 shall be applied by accumulating all payments that otherwise would have been paid within six months of Executive’s termination and paying such accumulated amounts at the earliest date which complies with the requirements of Section 409A. Executive shall be a “specified employee” for the twelve month period beginning on April 1st of a year if Executive is a “key employee” as defined in Section 416(i) of the Code (without regard to Section 416(i)(5)) as of December 31st of the preceding year.
          (b) If any provision of the Agreement would result in the imposition of an applicable tax under Section 409A, Executive and the Company agree that such provision will be reformed by December 31, 2008 to avoid imposition of the applicable tax (or at such other time or in such other manner as may be allowed under applicable guidance) and no action taken to comply with Section 409A shall be deemed to adversely affect Executive’s rights or benefits hereunder. If any provision of the Agreement is capable of being interpreted in more than one manner, to the extent feasible, the provision shall be interpreted in a manner that does not result in an excise tax under Section 409A.
     18. Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of Louisiana without regard to principles of conflict of laws, except as expressly provided in Section 7(f) above with respect to the resolution of disputes arising under, or the Company’s enforcement of, Section 7 of this Agreement.
[signatures appear on the following page]

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

SUPERIOR ENERGY SERVICES, INC.

By:	/s/ Terence E. Hall
Terence E. Hall
Chairman of the Board and
Chief Executive Officer

EXECUTIVE
/s/ Patrick J. Zuber

Patrick J. Zuber

APPENDIX A
A.	If any payment or benefit received or to be received by Executive in connection with a Change in Control or termination of Executive’s employment (whether payable pursuant to the terms of this Agreement, a stock option plan or any other plan or arrangement with the Company) (the “Total Payments”) will be subject to the excise tax imposed by Section 4999 of the Code, (the “Excise Tax”), then Executive shall be entitled to receive from the Company an additional payment (the “Gross-Up Payment”) in an amount such that the net amount of the Total Payments and the Gross-Up Payment retained by Executive after the calculation and deduction of all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the Total Payments and all federal, state and local income tax, employment tax and Excise Tax (including any interest or penalties imposed with respect to such taxes) on the Gross-Up Payments provided for in this Exhibit A, and taking into account any lost or reduced tax deductions on account of the Gross-Up Payments, shall be equal to the Total Payments.
B.	All determinations required to be made under this Exhibit A, including whether and when the Gross-Up Payments are required and the amount of such Gross-Up Payments, and the assumptions to be utilized in arriving at such determinations (consistent with the provisions of this Exhibit A), shall be made by the Company’s independent registered public accounting firm (the “Accountants”). The Accountants shall provide Executive and the Company with detailed supporting calculations with respect to such Gross-Up Payments within fifteen (15) business days of the receipt of notice from Executive or the Company that Executive has received or will receive any Total Payments. In the event that the Accountants are also serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Executive shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accountants hereunder). All fees and expenses of the Accountants shall be borne solely by the Company. All determinations by the Accountants shall be binding upon the Company and Executive.
C.	For the purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, such Total Payments will be treated as “parachute payments” within the meaning of Section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that in the opinion of the Accountants such payment (in whole or in part) either do not constitute “parachute payments” or represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the “base amount” or such “parachute payments” are otherwise not subject to such Excise Tax. For purposes of determining the amount of the Gross-Up Payments, Executive shall be deemed to pay federal income taxes at the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payments are to be made and to pay any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Gross-Up Payments are to be made, net of the maximum reduction in federal income taxes that could be obtained from the deduction of such state or local taxes if paid if such year (determined without regard to limitations on deductions based upon the amount of Executive’s adjusted gross income); and to have otherwise allowable deductions for federal, state and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-Up Payments in Executive’s adjusted gross income.
D.	To the extent practicable, any Gross-Up Payments shall be paid by the Company at the time Executive is entitled to receive the Total Payments and in no event will any Gross-Up Payments be paid later than thirty (30) clays after the receipt by Executive of the Accountant’s determination. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that the Gross-Up Payments made will have been an amount less than the Company should have paid pursuant to this Exhibit A (the “Underpayment”). In the event that the Company exhausts its remedies pursuant to this Exhibit A and Executive is required to make a payment of any Excise Tax, the Underpayment shall be promptly paid by the Company to or for Executive’s benefit.
E.	Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payments. Such notification shall be given as soon as practicable after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such thirty (30) day period that it desires to contest such claim, Executive shall:
(i)	give the Company any information reasonably requested by the Company relating to such claim

(ii)	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii)	cooperate with the Company in good faith in order to effectively contest such claim; and

(iv)	permit the Company to participate in any proceedings relating to such claims; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify Executive for, advance expenses to Executive for, defend Executive against and hold Executive harmless from, on an after-tax basis, any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of all related costs and expenses. Without limiting the foregoing provisions of this Exhibit A, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify Executive for, advance expenses to Executive for, defend Executive against and hold Executive harmless from, on an after-tax basis, any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance (including as a result of any forgiveness by the Company of such advance); provided, further, that any extension of the statute of limitations relating to the payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payments would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
F.	The Gross-Up Payments shall be paid to Executive during Executive’s employment, or following the termination of Executive’s employment, as determined under the foregoing provisions; provided, however, such benefits and payments shall be paid not later than fifteenth day of the third month following the later of the end of the taxable year of Executive in which the date of termination of Executive’s employment occurs, or the end of the taxable year of the Company (or any successor thereto) in which the date of termination of Executive’s employment occurs.
G.	All terms not otherwise defined in this Exhibit A are intended to have the meanings ascribed to them elsewhere in this Agreement.

 APPENDIX B

Acadia	Madison
Allen	Morehouse
Ascension	Natchitoches
Assumption	Orleans
Avoyelles	Ouachita
Beauregard	Plaquemines
Bienville	Pointe Coupee
Bossier	Rapides
Caddo	Red River
Calcasieu	Richland
Caldwell	Sabine
Cameron	St. Bernard
Catahoula	St. Charles
Claiborne	St. Helena
Concordia	St. James
DeSoto	St. John the Baptist
East Baton Rouge	St. Landry
East Carroll	St. Martin
East Feliciana	St. Mary
Evangeline	St. Tammany
Franklin	Tangipahoa
Grant	Tensas
Iberia	Terrebonne
Iberville	Union
Jackson	Vermillion
Jefferson	Vernon
Jefferson Davis	Washington
Lafayette	Webster
Lafourche	West Baton Rouge
LaSalle	West Carroll
Lincoln	West Feliciana
Livingston	Winn

A-4